Minqin County Premium Sunflower Industrial Production Base
Company + Farmers Cultivation Cooperation Contract

Serial number：

Party A： Gansu JOY Agricultural Technology Co., Ltd. (the “Company”) TEL：
Party B： Name of farmer                    Household：                       TEL：

In order to accelerate the pace of agricultural structure adjustment and the phase of agricultural industrialization, the Company screened out a batch of high-quality sunflower for promotion after years’ test and experiment and formed stable cooperation relations with a large number of farmers and their households. In order to ensure the healthy development of high-quality sunflowers and both parties’ interests, the Parties hereafter enters into this contract to set forth the terms and conditions as follows:

Time of Contract	Type	Price (RMB)	Quantity(kilograms)	Total (RMB)	Time of Delivery

1. Party A’s Rights and Obligations:
1) Party A is responsible for the high-quality sunflower seeds’ introduction, experiments, demonstrations, promotion, experience summary and free technology guidance, consulting and training.
2) Party A is responsible for inspecting seeds to ensure seed quality. Otherwise,
Party A shall compensate Party B under the related provisions of Seed Law.
3) After harvest, Party A shall purchase sunflower seeds from Party B at the minimum protective purchase price of __ for Party B’s contracted plantation. If market price is higher than the minimum  protective purchase price，Party A shall pay the market price. (Requirements for seeds: 1000-grain weight S61 __, G101: __, S33__, K5049: __.) Party A may reject unqualified seeds (Impurities should be less than __%, peeling less than __%, water less than __%, no different type of seeds mixed, no mildew.), which fail to meet quality requirements. If Party A fails to purchase Party B's qualified seeds within contract period and the market price is lower than the minimum protective purchase price, Party A should compensate party B for the loss; If party B sells seeds to a third party other than Party A without party A's approval, Party A shall be entitled compensation equal to __% of Party B’s output value.

2.  Party B’s Rights and Obligations:
1) Party B has the right to inspect seeds’ quality. If seeds do not meet quality requirements, Party B may return seeds to Party A before planting, or shall be entitled to compensation under the related provisions of Seed Law.
2) During the contract term, Party B shall be compensated for the loss if Party A fails to purchase seeds or pay for the purchased seeds on time.
3) In order to ensure goods quality, party B must plant the seeds according to Party A’s technical requirements (see Cultivation Technical Manual for details), and shall pay particular attention to the following points:

①Protecting seeds: __ ②Watering: __ ③Does not mix with other sunflowers when replants or harvests.
3.  Other terms
1)	The contract shall take immediate effect on the date of signing. The contract term is one year.
2)	The contract only becomes effective when presented together with seed purchase invoice.
3)	Issues that are not stated in this contract shall be resolved through discussion and negotiation
4)	Any dispute arising out of the contract shall be settled through negotiation. If no agreement is reached, such dispute shall be submitted to the administrative authority or the people's court.

Party A：	Party B：

Legal representative:

Agent：

Signing date：